EXHIBIT 10.8.  LETTER AGREEMENT DATED SEPTEMBER 3, 1993
              BETWEEN THE COMPANY AND VAUGHN D. BRYSON


                                   September 3, 1993


Mr. Vaughn D. Bryson
3533 Bay Road, North Drive
Indianapolis, IN 46240

Dear Vaughn:

This letter will confirm our agreement effective as of August 31, 1993, concerning the conditions under which you will retire from employment at Eli Lilly and Company (the "Company" herein).

1.   Retirement and Resignation

     a. You will retire as an employee of the Company effective August 31, 1993.

     b. You will resign from the Board of Directors of the Company effective August 31, 1993.

2.   Severance Pay and Benefits

     a. Upon signing this agreement you will be paid the amount of $2,462,073, subject to withholding for any income or employment taxes that the Company determines to be due, which you and I have agreed represents the net present value of (i) your current salary through December 31, 1994; (ii) your Company provided term life insurance through December 31, 1994;
(iii) the Company's match (at a level of 80%) of your contribution to the Lilly Savings Plan through December
31, 1994; and (iv) a projected bonus of $1,500,000 for the calendar years 1993 and 1994.

     b.   You and the Company have agreed to
modification of any of your stock option grants that remain outstanding as of August 31, 1993, to eliminate any limitation on the option exercise period that is related to your retirement. Incentive stock options will convert to non-qualified options, as required by law.

     c. You will be reimbursed by the Company for fees you have incurred for lawyers, accountants and consultants incident to the negotiation of this agreement in an amount not to exceed $150,000.

3.   Retirement

     a. Beginning January 1, 1995, you will receive a monthly payment for life in the amount of $60,000 (as may be adjusted in accordance with paragraph 3(c)), subject to applicable withholding taxes that the Company determines to be due, which will be the combination of the following:

          (i)   Your monthly pension under the Lilly
Retirement Plan and the Excess Benefits Plan (the
"Plans" herein) which you have agreed to commence receiving effective January 1, 1995; and

          (ii)   A supplemental monthly payment which
will be paid by the Company in an amount equal to the difference between $60,000 (as may be adjusted in accordance with paragraph 3(c)) and the monthly pension payment as provided in paragraph 3(a)(i).

     You agree to complete the appropriate election forms with respect to the pension payments specified in paragraph 3(a)(i) within ninety (90) days prior to January 1, 1995.

     b.   In the event of your death prior to January
1, 1995, your surviving spouse, Nancy, will receive no payment until January, 1995; but beginning in January, 1995, she will receive for her life a monthly survivor benefit equivalent to 50% of the aggregate of the monthly benefit from the Plans and the supplemental payment from the Company to which you would have been entitled under this agreement had you been alive as of January 1, 1995. In the event you die before Nancy after January 1, 1995, she will receive for her life a monthly survivor benefit equivalent to 50% of the aggregate of the monthly benefit from the Plans and the supplemental payment from the Company that you were receiving at the time of your death. In either event, the adjustment to your monthly pension under the Plans referred to in paragraph 3(c) below will also be applicable to the benefit payable to Nancy.

     c. Upon your retirement on August 31, 1993, you will be entitled to all other benefits available to retirees. Your monthly pension under the Plans will be adjusted from time to time for cost-of-living increases in the same manner as is applicable to retirees generally, including any adjustment made after August
31, 1993, and prior to January 1, 1995; the supplemental payment will not be adjusted.

     d. The Company will indemnify and defend you from any claim, demand, action or cause of action asserted against you arising out of your employment with, or service as an officer and member of the Board of Directors of, the Company to the same extent as for any former employee, officer and director. The Company will also continue your coverage under the directors' and officers' liability insurance policy to the extent the Company provides such coverage for its former officers and directors.

4.   Cooperation

     You will cooperate with the Company upon request in responding to or defending any claim, investigation
(internal or external), administrative proceeding and lawsuit to the extent reasonably required by the Company, taking into account your other business and personal commitments. You will be reimbursed for any travel expenses or other expenses reasonably incurred in complying with this obligation.

5.   Trade Secrets

     During your employment by the Company you have had access to confidential information concerning the Company's plans, strategies, products, processes, inventions, customers and suppliers. You have had access also to the Company's trade secrets. You agree not to disclose to anyone outside the Company any such confidential information or trade secret, except (i) in the course of complying with your obligations under paragraph 4 or (ii) when required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of the Company, or by any administrative or legislative body
(including a committee thereof) with purported or apparent jurisdiction to order you to divulge, disclose or make accessible such information. Confidential information and trade secrets protected by this paragraph do not include information that is or becomes available to the public other than through your breach of this agreement. You agree that disclosure of any such confidential information or trade secret to persons outside the Company may cause the Company serious and irreparable harm for which monetary damages would be inadequate and difficult to prove.
Accordingly, you agree the Company shall be entitled to injunctive relief against any such disclosure or threatened disclosure.

6.   Restrictive Covenants

     a. During the period prior to January 1, 1997, you will not solicit, induce or encourage, directly or indirectly, on behalf of yourself or another, any person whom you know to be an employee of the Company to terminate his or her employment by the Company. For purposes of this paragraph, "solicit," "induce," or "encourage" shall not include general advertising for personnel to which an employee of the Company responds or discussions with an employee of the Company who has been notified by the Company that his or her employment will be terminated.

     b. During the period prior to January 1, 1997, you will not personally solicit, induce or encourage, on behalf of yourself or another, any customer, distributor or supplier of the Company to cease doing business with the Company or to decrease the volume of business being done with the Company. For the purpose of this paragraph 6(b), "personally solicit, induce or encourage" does not include actions by your subordinates.

     c. Neither you nor the Company, directly or through anyone acting at your or its direction, will denigrate or disparage the other, or any of the Company's current or former officers, directors or employees, in the media or any other public forum;
provided, however, this restraint shall not be applicable to any truthful statement required of either party in any legal proceeding or government or regulatory investigation.

     d. You will refrain for a period of ten (10) years from the date of this agreement from soliciting or joining anyone else in soliciting proxies involving the Company with respect to a meeting of its shareholders.

7.   Release and Covenant

     a.   In consideration of the Company's
undertakings herein, on behalf of yourself, your heirs, successors and assigns, you hereby release and forever discharge the Company and all other persons, firms and companies, and each of them, from any claim, demand, action or cause of action, which you have or may have on account of or arising out of (a) the circumstances surrounding your resignation from your position as President and Chief Executive Officer of the Company and as a member of its Board of Directors, (b) the termination of your employment by the Company, and (c) your employment by the Company, including without being limited to, claims arising under Title VII of the Civil
Rights Act of 1964, the Age Discrimination in
Employment Act, the Rehabilitation Act of 1973, the
Americans with Disabilities Act, and any and all other federal, state and local laws, ordinances and regulations prohibiting discrimination in employment on the basis of age, race, color, religion, sex, national origin or physical or mental disability; provided, however, this release does not affect (i) any vested right you may have under an employee benefit plan maintained by the Company; (ii) the Company's obligations under this agreement; (iii) any rights you may have to indemnification under the articles of incorporation of the Company or under any agreement of the Company; or (iv) any right you may have to obtain contribution in the event of the entry of judgment against you as a result of any act or failure to act for which you and the Company are jointly responsible.

     b. You acknowledge you have been represented by an attorney throughout the negotiations leading up to this agreement, you have been advised in writing to consult with your attorney prior to signing this agreement, and you have been given a period of up to twenty-one (21) days within which to consider the agreement before doing so.

     c. For a period of seven (7) days after the date of execution of this agreement you may revoke the agreement by giving written notice of your revocation and returning to the Company any sum(s) paid pursuant to the agreement. This agreement shall not become effective or enforceable until the revocation period has expired.

     d.   You further covenant that you will not
initiate any action, claim or proceeding against any of those hereby released for any of the foregoing.

8.   Conditions of Company Obligations

     In the event of a material breach by you of the covenants in paragraphs 4, 5, 6 and 7(d) above, the Company will have no further obligations to you under this agreement, including without limitation, the payment of the supplemental payment described above in paragraph 3(a)(ii).

9.   Announcement

     Neither you nor the Company will issue any press release concerning your retirement or resignation from the Board of Directors without the prior written approval of the other, which approval shall not be unreasonably withheld.

10.   Representation

     The Company represents and warrants that it is fully authorized and empowered to enter into this agreement and that the performance of its obligations under this agreement will not violate any agreement between it and any other person, firm or organization.

11.   Miscellaneous Provisions

     a.   This agreement constitutes the entire
understanding between you and the Company concerning its subject matter. You acknowledge that in executing this agreement you are not relying upon any representation or statement made by the Company or any of its officers, employees or agents with regard to the subject matter, basis or effect of this agreement, other than those things set forth in writing in this document and in the employee benefit plan documents relating to the pension and health care plans.

     b. This agreement is binding upon and shall inure to the parties hereto and their respective successors, heirs, legal representatives and assigns.

     c.   This agreement shall be governed by and
construed in accordance with the laws of the State of Indiana without reference to principles of conflict of laws.

     d. This agreement or any provision thereof may not be revoked or revised except by an instrument in writing and duly executed by both parties. No waiver by either party of any breach by the other party of any condition or provision contained in this agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time.
Any waiver must be in writing and signed by you or the Company, as the case may be.

     e. The headings of the paragraphs contained in this agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this agreement.

If the foregoing is in accordance with your understanding and accurately describes your obligations to the Company, please so indicate by signing in the space provided below and returning an executed copy to the undersigned. Thank you.

                                   Sincerely,

                                   ELI LILLY AND COMPANY



                                   s/W. P. Bruen




I, Vaughn D. Bryson, hereby accept and agree to the terms and conditions of the foregoing agreement including but not limited to my commitment to abide by and comply with the covenants and provisions of paragraphs 4, 5, 6 and 7(d).

September 3, 1993

     s/Vaughn D. Bryson
By:  ---------------------------
     Vaughn D. Bryson